Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer First Northwest Bancorp 360-457-0461

FIRST NORTHWEST BANCORP
ANNOUNCES PROMOTION OF EXECUTIVE OFFICER

PORT ANGELES, WA (March 2, 2015) - First Northwest Bancorp (NASDAQ - FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced today that Jeffrey S. Davis was named Executive Vice President and Chief Operations Officer of the Bank.  Mr. Davis will continue to be responsible for the Bank’s deposit operations and contact center and, as a result of his promotion, will also be responsible for the Bank’s human resource and administrative operations.

Mr. Davis joined the Bank in September 2014 as Senior Vice President and Bank Operations Officer.  Prior to joining the Bank, Mr. Davis had been employed since 2007 by First Merchants Corporation, Muncie, Indiana, and served in various capacities, most recently serving as Senior Vice President - Director of Retail Administration & Product Management.  Prior to that, he served as First Vice President - Transaction Services of First Merchants Corporation.

Larry Hueth, President and Chief Executive of the Company and the Bank, said “Jeff is an extremely capable executive.  With his experience, he is well suited for this expanded role.  The Board of Directors and I are confident that his expertise and leadership will assist us in achieving the Bank’s ongoing operating strategies.”

About the Company

On January 29, 2015, First Northwest Bancorp became the holding company for First Federal Savings and Loan Association of Port Angeles in connection with the completion of the Bank’s conversion from the mutual to the stock form of organization and the Company’s related public stock offering. In the offering, the Company sold 12,167,000 shares of common stock at a price of $10 per share, and received net offering proceeds of approximately $117.8 million. Following the offering and the contribution to the foundation the Company has 13,100,360 shares of common stock outstanding.

First Federal is a Washington-chartered, community-based savings bank primarily serving the North Olympic Peninsula (Clallam and Jefferson counties) region of Washington through nine full-service banking offices, eight of which are located within Clallam and Jefferson counties, Washington, and one that is located in Kitsap County. First Federal also has one loan production office located in Bellingham, Washington.

Certain matters in this News Release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may relate to, among others, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision. These forward-looking statements are based upon current management expectations, and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide range of factors including, but not limited to, the general business environment, interest rates, competitive conditions between banks and non-bank financial services providers, regulatory changes, and other risks detailed in the Company’s prospectus and other securities reports filed with the Securities and Exchange Commission.